Exhibit 10.39

SEPARATION AND CONSULTING AGREEMENT,

GENERAL RELEASE OF CLAIMS

AND COVENANT NOT TO SUE

This Separation and Consulting Agreement, General Release of Claims and Covenant Not to Sue (this “Agreement”), dated as of April 4, 2025, is made by and between Mesa Air Group, Inc., a Delaware corporation (the “Company”) and Michael J. Lotz (“Executive”).

WHEREAS, Executive is currently employed with the Company pursuant to the terms of an employment agreement between Executive and the Company, dated as of July 26, 2018 (the “Employment Agreement”);

WHEREAS, pursuant to that certain Agreement, Plan of Conversion and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and between the Company and Republic Airways Holdings Inc., a Delaware corporation (“Republic Airways”), Republic Airways will be merged with and into the Company, with the Company continuing as the Surviving Corporation (as defined in the Merger Agreement);

WHEREAS, Executive and the Company have mutually agreed that Executive’s employment with the Company will terminate effective as of the Termination Date (as defined below) and that, following the Termination Date, Executive shall perform the Consulting Services during the Consulting Period (as each such term is defined herein);

WHEREAS, Executive and the Company have agreed to resolve and settle any and all of their disputed claims and all differences between them, including, but in no way limited to, any differences that might arise in connection with Executive’s employment with the Company and the termination of Executive’s employment; and

WHEREAS, Capitalized terms but not defined in this Agreement will have the meaning set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.	Termination of Employment; Transitional Employment Period.

A.

Executive’s employment with the Company will terminate effective as of the later of (x) the Closing Date (as defined in the Merger Agreement) and (y) October 1, 2025; provided, that, if determined by Republic Airways upon 30 days’ written notice to the Company and Executive prior to the Closing Date, Executive’s employment with the Company will continue until such later date determined by Republic Airways in its sole discretion (not to exceed 180 days following the Closing Date) and Executive’s employment with the Company will terminate effective as of such later date (the latest of (x) the Closing Date, (y) October 1, 2025 and (z) such later date determined by Republic Airways above, the “Termination Date”). Notwithstanding the foregoing, in the event Republic Airways determines that Executive’s employment with the Company should continue following the Closing Date pursuant to the proviso in the immediately preceding sentence, the Company and Republic Airways shall have the right to elect, upon 30 days’ written notice to Executive, an earlier date on which Executive’s employment with the Company will terminate and such earlier date shall be the “Termination Date” for purposes of this Agreement. Effective as of the Closing Date, the Employment Agreement shall be terminated and be of no further force and effect.

B.

To the extent that the Termination Date is later than the Closing Date, during the period commencing on the Closing Date and ending on the Termination Date (the “Transitional Employment Period”), Executive shall serve in a full-time employee capacity as an advisor to the Company’s President (and shall hold no other titles or positions with the Company or any of its affiliates) and shall provide such transitional services as may be requested from time to time by the Company’s President. During the Transitional Employment Period, Executive shall continue to be paid a base salary at the same rate as in effect as of immediately prior to the Closing Date, remain eligible to participate in all employee benefit plans of the Company on the same basis as such plans were made available to Executive immediately prior to the Closing Date, and shall remain eligible to earn an annual bonus in respect of the Company’s fiscal year ending September 30, 2025 (which annual bonus, to the extent earned, shall be paid on or about the one-year anniversary of the incentive bonus paid to Executive for fiscal year 2024), but will not be eligible to receive any other incentive or other compensation or benefits during the Transitional Employment Period.

2.	Consulting Arrangement.

A.

Consulting Period. During the period of time commencing on the Termination Date and ending on the second anniversary of the Termination Date (the “Consulting Period”), Executive shall spend no more than 20% of his time advising and/or leading special projects as assigned by the Company’s President. Consulting work is not required to be done in Phoenix or Indianapolis and can be done remotely or in the Company offices as mutually agreed. Executive acknowledges and agrees that, during the Transitional Employment Period and the Consulting Period, Executive will not, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to or participate in or serve as an officer, employee, partner, shareholder or consultant, any person that is engaged in the primary business of providing regional air carrier passenger service provided by the Company as of the Closing Date (a “Restricted Business”) and, if Executive ends up, directly or indirectly, owning an interest in, managing, operating, joining, controlling, lending money or rendering financial assistance to or participating in or serving as an officer, employee, partner, shareholder or consultant of a Restricted Business, the Consulting Period will automatically terminate.

B.

Consulting Fees. In exchange for the performance of the Consulting Services, during the Consulting Period, the Company shall pay to Executive monthly consulting fees as an independent contractor (the “Consulting Fees”) in an amount equal to $85,000 per month of the Consulting Period and, subject to Executive’s continued compliance with the restrictive covenants set forth herein for the duration of the Consulting Period, a lump sum of $1,060,000, payable within 10 days following the end of the Consulting Period. The Consulting Fees will be paid to Executive in accordance with the Company’s standard payment procedures for consultants and independent contractors.

C.

Benefits. Except as otherwise provided in Section 3(A), as an independent contractor, Executive understands and agrees that, while performing any services for the Company after the Termination Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.

D.

Independent Contractor Status. Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor. During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company, unless otherwise authorized to do so by the Company’s President. Unless otherwise required by law, the Company will not make deductions for taxes from any Consulting Fees paid hereunder. Personal income and self-employment taxes for Consulting Fees paid to Executive hereunder shall be the sole responsibility of Executive. Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to the Consulting Fees.

E.

Protection of Information. Executive agrees that, during the Consulting Period and for a period of one year thereafter, Executive will not, except for the purposes of performing the Consulting Services, seek to obtain any confidential or proprietary information or materials of the Company.

3.	Post-Termination Payments and Benefits to Executive.

A.

Payments and Benefits. In addition to any unpaid Accrued Base Salary, Accrued Reimbursable Expenses, Accrued Benefits and any incentive bonus or other bonus earned but not paid as of the Termination Date with respect to a prior fiscal quarter or fiscal year (including, without limitation, any incentive bonus earned by Executive for fiscal year 2025, the amount of any such incentive bonus Executive acknowledges and agrees shall be no greater than that amount which would cause the Executive’s total compensation for fiscal year 2025 to be equal to Executive’s total compensation for calendar year 2019 in compliance with the CARES Act restrictions set forth in Company’s Loan and Guarantee Agreement, dated as of October 30, 2020, with the United States Department of the Treasury among other parties, as amended (the “UST Loan Agreement”)) due and payable to Executive on the Termination Date and in lieu and full satisfaction of any payments or benefits to which Executive may otherwise have been entitled pursuant to the Employment Agreement and provided that Executive executes, delivers and does not revoke the release agreement attached as Exhibit A hereto (the “Release Agreement”) within 10 days following the Termination Date, but in no event prior to the Termination Date, Executive shall be entitled to the following payments and benefits, in each case, subject to Executive’s continued compliance with the terms of this Agreement as set forth in Section 10:

i.	a severance payment equal to $3,038,000 (the “Severance Payment”), which Severance Payment shall be payable, within 10 days after the date the Release Agreement becomes effective by its terms.

B.

Taxes. Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement. Notwithstanding any other provision of this Agreement, to the extent required by law the Company will withhold from amounts payable under this Section 3 all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided, to Executive under this Agreement and report on any applicable federal, state or local tax reporting form any income to Executive determined by the Company as resulting from such amounts payable or benefits provided hereunder.

C.

Satisfaction of Claims. The receipt and satisfaction of the payment obligations described in this Section 3 is acknowledged as full and final payment, accord and satisfaction of any and all potential claims described in the Release Agreement against the Company Releasees (as defined below), except for those claims not being released by Executive under the Release Agreement.

4.

Sole Right to Claims; No Other Claims. Executive represents and warrants that no other person or entity had or has any interest in the claims referred to in this Agreement; that Executive has the sole right and exclusive authority to execute this Agreement; that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered by this Agreement; that Executive has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency; that Executive has been properly paid for all hours worked for the Company with the exception of the final payroll for the period through and including the Termination Date; that, other than the payments referred to herein, Executive has received all commissions, bonuses and other compensation due to Executive and Executive has not engaged in any unlawful conduct relating to the Company’s business.

5.

No Admission of Liability. Executive acknowledges and understands that the consideration referred to herein is provided without admission or concession by the Company of any violation of any law or liability to Executive; and that said consideration provides Executive with valuable benefits in addition to any to which Executive already is entitled under the Company’s employee benefit plans or otherwise. The Company acknowledges that Executive is entering into this Agreement without admission or concession by Executive of any violation of any law or liability to the Company.

6.

No Other Consideration. Executive acknowledges and agrees that no consideration other than as provided for in this Agreement has been or will be paid or furnished by the Company (other than any payments or benefits not released by Executive in the Release Agreement); Executive will make no claim and hereby waives any right Executive may now have or may hereafter have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Agreement; and that Executive understands and has freely and voluntarily entered into and executed this Agreement.

7.	Restrictive Covenants. To the full extent enforceable by law, Executive covenants and agrees that, without the express written consent of an executive officer of the Company:

a.

Confidential Information. During the Executive’s employment with the Company and during the Consulting Period, Executive has had, and shall have, access to the Confidential Information and shall occupy a position of trust and confidence with respect to the Confidential Information and the Company’s affairs and business. Executive agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

i.

Non-Disclosure. During the Transitional Employment Period, the Consulting Period and thereafter, Executive shall not use, disclose or otherwise permit any person or entity access to any of the Confidential Information in Executive’s possession or control other than as required in the performance of Executive’s duties with the Company and other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel.

ii.

Prevent Disclosure. During the Transitional Employment Period, the Consulting Period and thereafter, other than as required in the performance of Executive’s duties with the Company and other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel, Executive shall take all reasonable precautions to prevent disclosure of the Confidential Information to unauthorized persons or entities, other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel.

iii.

Return All Materials. Upon the expiration of the Consulting Period, Executive shall deliver to the Company all tangible materials in Executive’s possession or control relating to, but not limited to, the Confidential Information and any other information regarding the Company, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information and shall not retain any copies of any of the above materials.

For purposes of this Section 7(a), “Confidential Information” shall mean information concerning the Company which the Company attempts to keep confidential, has not been publicly disclosed by the Company, is not a matter of common knowledge in the airline industry, and was not known by Executive prior to Executive’s employment by the Company, including, but not limited to, certain information relating to the business plans, trade practices, finances, accounting methods, methods of operations, trade secrets, marketing plans or programs, forecasts, statistics relating to routes and markets, contracts, customers, compensation arrangements, and business opportunities. The term “Confidential Information” does not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Executive, or (B) is or becomes available to Executive on a non-confidential basis from a source other than Executive, in each case, so long as the source of such information is not known by Executive to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information.

b.

Non-Solicitation of Employees/Contractors. During the Transitional Employment Period and the Consulting Period, Executive will not, without the prior written consent of the Company, whether on Executive’s own behalf or on behalf of or in conjunction with any Person:

i.	directly or indirectly solicit, induce or encourage any employee of the Company to leave the employment of the Company; or

ii.

directly or indirectly solicit, induce or encourage to cease to work with the Company any independent contractor, consultant or partner then under exclusive contract with the Company; provided, that clauses (i) and (ii) above shall not be violated by general solicitation not targeted at the prohibited group or by Executive serving as a reference upon request.

8.

Continuing Cooperation. Following the Termination Date, Executive covenants and agrees that Executive will reasonably cooperate when and as reasonably required by the Company in the defense or prosecution of any claims, charges, complaints or lawsuits that have been or may hereafter be filed by or against the Company (but in all events taking into consideration Executive’s other business and personal activities and commitments), in which event the Company will indemnify Executive in the same manner and to the same extent as if Executive were still employed by the Company. Such cooperation will include, but is not limited to, meeting with the Company’s counsel and being available for deposition and/or trial testimony upon reasonable notice. The Company agrees that indemnification shall include the prompt reimbursement of Executive for reasonable expenses incurred by Executive in furnishing such cooperation. If such cooperation extends beyond the Consulting Period, then Executive will be compensated at a rate of $500.00 per hour plus, to the extent approved by the Company in advance, documented out-of-pocket expenses for services performed by Executive in connection with any such cooperation.

9.	Non-Disparagement; Administrative Charges; Protected Activity.

A.

Executive covenants and agrees that following the Termination Date, Executive shall not, whether acting for Executive or for any third party, defame or disparage the image or reputation of the Company or any of its subsidiaries or affiliates and their directors, officers, senior management employees and professional employees. Nothing in any provision of this Agreement shall affect Executive’s right to file a charge or complaint or communicate with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local administrative agency or limit Executive’s lawful opportunity to cooperate with or participate in any administrative proceeding or investigation, or from making other disclosures that are protected under the whistleblower provisions of any law or regulation, provided that, in each case, such communications and disclosures are consistent with applicable law. Executive does not need the consent of, or to give notice to, the Company prior to making any such communication or disclosure. However, where this is not prohibited by applicable law, rule, or regulation, the severance payments paid to Executive by this Agreement shall be the sole monetary relief available to Executive from any Company Releasee for the claims being released in this Agreement, and Executive will not be entitled to recover, and agrees to waive, any additional personal monetary relief that may be sought from or awarded from any Company Releasee in the future without regard to who filed or brought such claim. In addition, nothing in this Agreement shall restrict any legal rights to engage in protected activities regarding the terms and conditions of employment. Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the EEOC, the NLRB, the SEC or comparable federal, state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable federal, state or local agency; however, Executive hereby understands and agrees that, where this is not prohibited by applicable law, rule, or regulation, Executive is waiving any and all rights to recover any monetary or personal relief or recovery from any Company Releasee as a result of such EEOC, NLRB, SEC or comparable federal, state or local agency proceeding or subsequent legal actions. In addition, Executive shall be permitted to disclose Confidential Information (and make truthful statements) to the extent necessary in connection with any lawsuit between the parties to enforce or defend this Agreement.

B.

The Company covenants and agrees that following the Termination Date, the Company shall instruct the then-current executive officers of the Company and members of the Board of Directors of the Company, in each case, as of the Termination Date, not to defame or disparage the image or reputation of Executive; provided, that, nothing herein shall preclude the Company, or its executive officers and members of the Board of Directors of the Company from responding truthfully to a lawful subpoena or other compulsory legal process or providing truthful information otherwise required by law.

10.

Injunctive Relief. Executive understands and agrees that a breach of any of the agreements, covenants, representations or warranties set forth in Section 7 or Section 2(A) shall be a material breach of this Agreement, for which the Company may, at its sole option: (a) immediately cease providing to Executive any of the benefits provided for in Section 2 or Section 3 (other than the Severance Payment); and/or (b) seek injunctive relief or actual damages (excluding attorneys’ fees and costs). The Company shall not be permitted to seek or utilize the remedies in clauses (a) and/or (b) of the preceding sentence unless the Company has provided Executive with written notice of the event(s) or omission(s) giving rise to such remedies and, if curable, Executive has failed to cure such event or omission within a reasonable period of time after receipt of such notice. Except as otherwise expressly set forth in this Section 10, the payments and benefits provided to Executive under this Agreement are not subject to forfeiture or repayment for any reason.

11.

Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Indiana applicable to contracts executed and wholly performed within such state.

12.

Severability. The covenants and agreements contained in this Agreement are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained in this Agreement. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Agreement because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties to this Agreement that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

13.

Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. Executive hereby acknowledges that (a) Executive has read this Agreement, (b) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or that Executive has voluntarily declined to seek such counsel, (c) Executive understands the terms and consequences of this Agreement and of the releases it contains, and (d) Executive is fully aware of the legal and binding effect of this Agreement.

14.	Counterparts. This Agreement may be signed in counterpart originals with the same force and effect as though a single original were executed.

15.

Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement, and this Agreement supersedes all prior agreements between the parties with respect to the subject matter covered herein, whether written or oral. Notwithstanding the foregoing, nothing herein is intended to supersede, limit or replace any prior non-disclosure covenants in any other written agreement, which shall continue and remain in full force and effect per the terms of those agreements (provided that any non-compete and/or non-solicitation covenants in such agreements shall be superseded by this Agreement). In the event of a conflict between any provision of this Agreement and any provision of any other written agreement, the provisions of this Agreement shall control.

16.

Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Executive’s “separation from service” as defined in Section 409A. If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall be paid within fifteen (15) days after the end of the six (6)-month period beginning on the date of such separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

17.

Effectiveness. In the event the Closing (as defined in the Merger Agreement) does not occur or the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall be null and void and of no further force or effect.

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[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MESA AIR GROUP, INC.

By:	/s/ Jonathan G. Ornstein
Name: Jonathan G. Ornstein
Title: CEO

EXECUTIVE

/s/ Michael J. Lotz
Michael J. Lotz
Date: 4/4/2025

[Signature Page to Separation and Consulting Agreement,

General Release of Claims and Covenant Not to Sue]

Exhibit A

Release Agreement

(See Attached)

Release of Claims

This Release of Claims (this “Release”) is entered into and delivered to Mesa Air Group, Inc., a Delaware corporation (the “Company”), as of [•], 2025, by Michael J. Lotz (“Executive”). Capitalized terms used but not defined in this Release will have the meaning set forth in the Separation and Consulting Agreement, General Release of Claims and Covenant Not to Sue, dated as of April 4, 2025, by and between the Company and Executive (the “Agreement”). Executive agrees as follows:

1.

For and in consideration of the payments and benefits described in Section 3 of the Agreement, Executive hereby agrees on behalf of Executive’s self, Executive’s agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Executive does hereby, fully and completely forever release the Company and its past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or Executive’s agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Executive, including, without limitation, in connection with or in relationship to Executive’s employment or other service relationship with the Company, and any applicable employment, compensatory or equity arrangement with the Company (including, without limitation, the Employment Agreement), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided, that, Executive does not waive or release (a) any claims with respect to the right to enforce the Agreement, (b) claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company, (c) any rights Executive may have for indemnification (including advancement of expenses) from the Company or any of its affiliates and coverage under any applicable directors’ and officers’ liability insurance policies, and (d) any claims that may not be waived by law.

2.

Notwithstanding the generality of Section 1 above, the Released Claims include, without limitation, (a) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, and any

and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (b) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

3.

Nothing in any provision of this Release shall affect Executive’s right to file a charge or complaint or communicate with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local administrative agency or limit Executive’s lawful opportunity to cooperate with or participate in any administrative proceeding or investigation, or from making other disclosures that are protected under the whistleblower provisions of any law or regulation, provided that, in each case, such communications and disclosures are consistent with applicable law. Executive does not need the consent of, or to give notice to, the Company prior to making any such communication or disclosure. However, where this is not prohibited by applicable law, rule, or regulation, the severance payments paid to Executive by the Agreement shall be the sole monetary relief available to Executive from any Company Releasee for the claims being released in this Release, and Executive will not be entitled to recover, and agrees to waive, any additional personal monetary relief that may be sought from or awarded from any Company Releasee in the future without regard to who filed or brought such claim. In addition, nothing in this Release shall restrict any legal rights to engage in protected activities regarding the terms and conditions of employment. Notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the EEOC, the NLRB, the SEC or comparable federal, state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable federal, state or local agency; however, Executive hereby understands and agrees that, where this is not prohibited by applicable law, rule, or regulation, Executive is waiving any and all rights to recover any monetary or personal relief or recovery from any Company Releasee as a result of such EEOC, NLRB, SEC or comparable federal, state or local agency proceeding or subsequent legal actions.

4.

Executive represents that Executive has read carefully and fully understands the terms of this Release, and that Executive has been advised to consult with an attorney and has availed Executive’s self of the opportunity to consult with an attorney prior to signing this Release. Executive acknowledges and agrees that Executive is executing this Release willingly, voluntarily and knowingly, of Executive’s own free will, in exchange for the payments and benefits described in Section 3 of the Agreement, and that Executive has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of the Agreement and this Release, other than those set forth in the Agreement and this Release. Executive acknowledges that the Company is providing Executive with forty-five (45) days to consider whether Executive wants to sign this Release, that the ADEA gives Executive the right to revoke this Release within seven (7) days after it is signed and that because this Release includes a release of claims under the ADEA, Executive is being provided with the information attached as Annex A hereto in accordance with OWBPA, and Executive understands that Executive will not receive any payments or benefits under the Agreement until such seven (7) day revocation period has passed and then, only if Executive has not revoked this Release. To the extent Executive has executed this Release within less than forty-five (45) days after its delivery to Executive, Executive hereby waives the forty-five (45)-day period and acknowledges that Executive’s decision to execute this Release prior to the expiration of such forty-five (45)-day period was entirely voluntary.

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[Signatures on next page]

IN WITNESS WHEREOF, Executive has executed this Release as of the date first above written.

EXECUTIVE

Michael J. Lotz

Date:

Annex A

(See Attached)